Exhibit 99.1

Investor and Media Contact:	Jim Dietz
(239) 498-8302
Jimdietz@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports Third Quarter 2007 Results

Third Quarter Financial Highlights:

•	Net loss: $69.7 million

•	Basic and diluted EPS: loss of $1.66

•	Recorded pre-tax impairments and write-offs of $35.9 million

•	Revenues: $166.0 million – down 61.0%

•	Gross new orders: $139.1 million – down 22.5%

•	Backlog at September 30, 2007: $517.0 million

Bonita Springs, FL (November 8, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the third quarter of 2007. For the three months ended September 30, 2007, WCI reported a net loss of $69.7 million, compared with net income of $10.7 million in the third quarter of 2006. Diluted earnings per share (EPS) from continuing operations was a loss of $1.66, compared to income of $0.24 for the same period a year ago. Revenues for the third quarter of 2007 were $166.0 million, compared with $425.6 million for the third quarter of 2006, a 61.0% decrease. Of this decrease, $88.9 million was due to reversal of Tower Homebuilding revenue related to defaults recorded this quarter.

Company gross margin for the third quarter of 2007 was negative $40.6 million versus positive $62.6 million, or 14.7% of revenue, for the third quarter of 2006, a decrease of $103.2 million. Of this decrease, $23.7 million was due to reversal of Tower Homebuilding gross margin related to defaults and default reserves recorded this quarter. Other unfavorable adjustments of estimates totaling $12.9 million were also recorded to the Tower Homebuilding gross margin this quarter. In addition, real estate inventory impairment charges and write-offs totaled $35.9 million in this third quarter. Excluding all of these items, Company gross margin would have totaled $31.9 million ($-40.6 million as reported plus $23.7 million, $12.9 million and $35.9 million), or 12.5% of $254.9 million of revenue before effect of the recorded contract defaults ($166.0 million as reported plus $88.9 million cited in the prior paragraph).

WCI Reports Third Quarter 2007 Results

November 8, 2007

“Demand continues to be unpredictable from week to week and we saw an increase in defaults and cancellations during the third quarter,” said Jerry Starkey, President and CEO of WCI Communities. “We are focused on reducing our costs of operation and recently announced a restructuring that we expect will enable us to lower our annual salary and benefit expenses by about $46 million. As a part of this restructuring, we have combined geographic regions and retained the top talent capable of taking on expanded roles and responsibility during this downturn. During the quarter, we experienced higher tower defaults and increased our reserves for future tower defaults. This resulted in revenue and earnings reversals and had a negative impact on our financial performance during the period. We also wrote down our traditional and tower inventory to reflect impairments caused by expected lower prices and slower absorption in some product lines. While lower demand and increased defaults have severely hampered our earnings, we continue to expect significant cash flow in the fourth quarter to result in about $210 million to $460 million of cash flow for the full year ($200 million to $450 million from operating activities and $10 million from investing activities). The Company’s expected cash flow from operations includes 275 to 300 traditional homes closings in the fourth quarter. The backlog of 591 traditional homes as of September 30, 2007 includes 273 homes scheduled to close by year end.”

For the nine month period ended September 30, 2007, net loss totaled $118.8 million compared with net income of $73.6 million during the first nine months of 2006. Diluted EPS from continuing operations declined to a loss of $3.17 versus income of $1.64 for the same period a year ago. Revenues decreased 51.0% to $746.5 million from $1.52 billion for the nine months ended September 30, 2006.

For the three months ended September 30, 2007, gross new orders totaled 197 units, a decline of 13.6% compared to the same quarter in 2006, with a value for the third quarter of 2007 of $139.1 million, down 22.5% from 2006. Due largely to the reversal of orders upon recording tower defaults, aggregate net orders were a negative $14.3 million for this quarter, while the number of net unit orders declined 82.9% to 24.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Traditional Homebuilding

Third quarter 2007 revenues for Traditional Homebuilding, including lot sales, fell 25.9% to $157.0 million from $211.9 million for the third quarter of 2006. The Company closed 212 homes compared with 279 for the same period a year ago. Florida revenues totaled $108.8 million, or 69.3% of total Traditional Homebuilding revenues, versus $159.9 million, or 75.5%, for the third quarter of 2006. Revenues from WCI’s Northeast Division accounted for 18.3% of Traditional Homebuilding revenues during the third quarter of 2007 vs. 4.7% during the same period a year ago and the Company’s Mid-Atlantic Division accounted for 12.4% and 19.8% of revenues for the third quarters of 2007 and 2006, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding totaled 8.0% for the third quarter of 2007, down from 22.6% in the same period a year ago, due in large part to the greater extent of discounts and incentives that homebuyers now closing received at the point of sale and impairment charges of $4.9 million recorded this quarter to reflect lower anticipated selling prices on traditional home inventories and the utilization of significant discounts and incentives to sell finished spec inventory. Excluding impairments, gross margin as a percent of revenue would have been 11.1%.

For the nine month period ended September 30, 2007, Traditional Homebuilding revenues decreased 27.3% to $550.2 million. The Company closed 735 homes compared with 1,143 for the same period a year ago. Gross margin as a percentage of revenue declined to 9.1% vs. 22.0% for the first nine months of 2006. Excluding impairments, gross margin as a percent of revenue would have been 13.3%. The average price of traditional homes closed year to date was $715,000 in 2007 compared to $729,000 in 2006.

For the third quarter of 2007, the number of gross and net orders declined 13.7% and 27.1%, respectively. The value of Traditional Homebuilding gross orders declined 23.6% to $129.7 million and the value of net orders dropped 45.1% to $65.2 million. The cancellation rate for the third quarter of 2007 was 44.4%, down slightly from 47.8% in the second quarter of the 2007. Cancellations during the quarter totaled 84, up from 75 during the same period in 2006. The average price for Traditional Homebuilding gross orders for the third quarter of 2007 declined 11.5% to $686,000 compared with $775,000 for the third quarter of 2006, due to mix changes and a higher percentage of discounts and incentives during the quarter (approximately 25% compared to approximately 13% on orders in the same period a year ago). In total, 131 gross spec homes were sold during the quarter, with an average projected gross margin as a percent of revenues of 2.0%,

WCI Reports Third Quarter 2007 Results

November 8, 2007

approximately 1490 basis points below the average gross margin percentage of 16.9% projected for the 58 gross to-be-built orders for the quarter. As of September 30, 2007, unsold finished or under construction homes totaled 568 units, a reduction of 43 units from June 30, 2007, reflecting reductions from gross sales net of defaults and cancellations during the quarter.

Tower Homebuilding

For the three months ended September 30, 2007, Tower Homebuilding reported negative revenue of $36.8 million as compared to revenue of $172.3 million for the same period a year ago, primarily due to the reversal of revenue during the quarter related to defaulted tower contracts, as well as a decrease in the number of towers under construction this quarter and limited progression of building percentage of completion among the towers under construction. There were 5 towers with a total projected sell-out value of $1.15 billion under construction during the quarter compared with 18 towers, with a projected total sellout value of $2.1 billion under construction and recognizing revenue during the third quarter 2006. Tower Homebuilding also reported a negative gross margin of $56.6 million for the third quarter of 2007, due principally to $31.1 million in finished unit impairment charges, reversal of gross margin related to defaulted tower contracts, an increase in the reserve for potential future defaults, and certain adjustments of estimates. During each quarter, the Company reviews the cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future costs. For the third quarter of 2007, $36.6 million of unfavorable adjustments (including adding $23.7 million to the default reserve) were made related to towers recently completed or under construction. In addition to increasing the default reserve, these adjustments included additional construction costs as a result of design revisions, additional estimated interest costs associated with longer tower construction cycles, increases in building insurance costs, and discounts and incentives anticipated in future periods given the current selling environment.

For the nine months ended September 30, 2007, revenues in Tower Homebuilding fell 93.5% to $39.3 million as the decrease in the number and value of towers under construction and the decrease in gross new tower orders was magnified by the reversal of revenue associated with contract defaults. Gross margin as a percentage of revenue turned negative from 21.5% in the same period last year, due principally to the finished unit impairment charges, the reversal of revenue and gross margin on defaulted units and the cost adjustments referenced above.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Tower Homebuilding orders for the third quarter of 2007 were negative as the 89 defaults recorded during the quarter outnumbered 8 gross new orders. The average gross order price for Tower Homebuilding units sold in the third quarter of 2007 was $1.2 million compared with $1.1 million in the period a year ago, driven by changes in the mix of units sold. During the quarter, the Company completed and delivered two towers (Florencia and LeJardin), consisting of 142 units, and experienced 51 defaults out of 114 sold units in these towers through November 5, 2007. Another 30 sold units have yet to close in seven buildings completed during 2007, and the Company currently estimates 16 of those units may ultimately default. For the nine months ended September 30, 2007, 425 units were delivered in the seven completed buildings. Through nine months, the Company has recorded or reserved a total of 190 defaults related to completed buildings, which represents 29.6% of the number of sold units in the buildings completed this year. During the third quarter of 2007, 38 defaults were recorded in towers completed in the first and second quarters of 2007. Tower Homebuilding backlog at September 30, 2007 totaled $74.9 million, compared with $384.3 million at September 30, 2006. For the balance of the year, two towers, containing 506 units, of which 477 are sold, are expected to deliver units to buyers. One of these buildings, One Bal Harbour, received its temporary certificate of occupancy and began delivering units to buyers in late October 2007. The Watermark on Hudson is expected to be completed within the next month and to begin delivering units to residents in December.

Real Estate Services

Revenues for the Real Estate Services Division for the third quarter 2007 were $20.8 million, an 11.1% decrease from the $23.4 million recorded for the same period a year ago. The decline was primarily due to the slowing market for new and resale homes during the quarter. Gross margin as a percentage of revenue for the period was 0.9% compared with 0.5% in the third quarter 2006.

For the nine month period ended September 30, 2007, revenues in the Real Estate Services Division totaled $73.8 million, down 15.2% from the $87.1 million recorded for the nine months ended September 30, 2006. Gross margin as a percentage of revenue over the period decreased to 6.5% from 6.8% in the same period a year ago as the steps taken by these operations to reduce overhead and increase efficiency in the current market environment have not yet taken full effect.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Other Items

Revenues for the Amenities Division for the third quarter 2007 were $18.0 million, an 24.3% increase from the $14.5 million recorded in the same period a year ago. Gross margin totaled a loss of $1.4 million for the third quarter 2007 versus a loss of $4.4 million in the third quarter of 2006.

Land sale revenues for the third quarter 2007 totaled $5.3 million compared with $1.4 million for the third quarter of 2006. Gross margin as a percentage of land sales revenue equaled 87.3% for the third quarter of 2007.

Other income for the third quarter of 2007 totaled $1.7 million versus $9.5 million for the third quarter of 2006. The 2006 amount included a $6.4 million settlement of claims related to hurricanes in 2005 and 2004 and a $2.4 million gain related to the sale of a joint venture interest in our previously wholly-owned mortgage company.

Selling, general, and administrative expenses including real estate taxes (SG&A) totaled $46.5 million for the third quarter 2007, up $1.6 million or 3.6% from the third quarter of 2006. For the nine months ended September 30, 2007, SG&A of $143.2 million was 3.7% lower than the total for the same period last year. During the third quarter, WCI incurred professional fees of approximately $4.0 million related to the Company’s recently settled proxy contest and preparations for a possible sale of the Company. WCI also incurred charges of approximately $1.1 million to cover severance costs associated with workforce reductions during the quarter. Similar charges were incurred during the prior two quarters of 2007. Real estate tax expense was $2.8 million higher for the quarter and $6.7 million higher for the nine month period than the same periods last year due to higher assessments on finished units and less capitalization of these payments. Each of these increased expenses have had the effect of offsetting savings from headcount reductions and other efficiency initiatives implemented during 2007.

Interest expense, net of $22.4 million for the quarter and $57.0 million for the nine month period, represents increases over comparable periods in 2006 and 2007 of $13.7 million and $37.9 million, respectively, primarily due to less interest capitalized as fewer projects are under development and, to a lesser degree, higher interest incurred as a result of greater debt balances in the first part of the year and increases in interest rates.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Cash Flow/Financial Position

For the nine months ended September 30, 2007, cash flow from operating activities and investing activities totaled $59.5 million ($33.3 million from operating activities and $26.2 million from investing activities), compared with cash used of $650.1 million ($605.0 million used in operations and $45.1 million used for investing activities) in the same period a year ago.

On August 17, 2007, WCI amended its Senior Secured Revolving Credit Agreement (Credit Facility), the Term Loan Agreement (Term Loan) and the $390 million Revolving Tower Construction Loan Agreement (Tower Facility) to permit certain changes in the composition of WCI’s Board of Directors without triggering a change of control and to establish certain other modifications to the terms and financial covenants of the loans. For the quarter ended September 30, 2007, we were not able to comply with the modified Fixed Charge Coverage covenant under the Credit Facility and Term Loan. As a result, on November 7, 2007, we obtained a limited waiver of performance under this covenant of the Credit Facility and Term Loan which is effective through December 7, 2007. Following the filing of this quarterly report, we expect to finalize our discussions with the lead lenders under these facilities and submit a longer-term amendment that would provide financial flexibility, including suspension of the Fixed Charge Coverage covenant, for approval by the participating lenders in these facilities. As of September 30, 2007, the balance on the Credit Facility was $448.7 million, the balance on the Term Loan was $262.5 million, and the balance on the Tower Facility was $358.5 million.

At this time, it is not certain that we will reach agreement or obtain approval of the anticipated longer-term amendment. This amendment will be expensive and there can be no assurance that we will able to comply with the amended covenants and other requirements. If WCI is unable to obtain the amendment or comply with its terms, the lenders would have the right to exercise remedies specified in the loan agreements, including foreclosing on certain collateral and accelerating the maturity of the loans, which could result in the acceleration of substantially all of our other outstanding indebtedness. In such a situation, there can be no assurance that we would be able to obtain alternative financing. In addition, if the Company is determined to be in default of these loan agreements, it may be prohibited from drawing additional funds under the Credit Facility and the Tower Loan, which could impair our ability to maintain sufficient working capital. Either situation could have a material adverse affect on the solvency of the Company.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Assuming a favorable resolution of the matter discussed in the preceding paragraph, total liquidity, measured as the sum of cash plus available capacity under the Credit Facility, totaled approximately $258.5 million at September 30, 2007. In addition, letters of credit of $49.6 million were outstanding as of September 30, 2007.

Conference Call

WCI will conduct a conference call today at 10:00 a.m. EST in conjunction with this news release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (303) 205-0044 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (303) 590-3000 and entering conference code 11100073. The replay will also be available on the Company’s website. A slide presentation will accompany the call and can be accessed on the Company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land on which the Company plans to build over 18,500 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

Forward-looking statements:

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to

WCI Reports Third Quarter 2007 Results

November 8, 2007

expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995

WCI Reports Third Quarter 2007 Results

November 8, 2007

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30,	December 31,
	2007	2006
Assets

Cash and cash equivalents	$7,174	$41,876
Contracts receivable	787,208	1,269,549
Real estate inventories	1,995,953	1,955,793
Property and equipment	244,080	274,720
Other assets	344,801	289,921

Total assets	$3,379,216	$3,831,859

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$601,480	$862,353

Debt obligations:
Senior revolving credit facility	448,700	503,846
Senior term note	262,500	300,000
Mortgages and notes payable	376,602	363,261
Senior subordinated notes	525,000	525,000
Junior subordinated notes	165,000	165,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,902,802	1,982,107

Total shareholders’ equity	874,934	987,399

Total liabilities and shareholders’ equity	$3,379,216	$3,831,859

Other Balance Sheet Data
Debt	$1,902,802	$1,982,107
Shareholders’ equity	874,934	987,399

Capitalization	$2,777,736	$2,969,506

Ratio of debt to capitalization	68.5%	66.7%

Debt, net of cash and cash equivalents	$1,895,628	$1,940,231
Shareholders’ equity	874,934	987,399

Capitalization, net of cash and cash equivalents	$2,770,562	$2,927,630

Ratio of net debt to net capitalization	68.4%	66.3%

Shareholders’ equity per share	$20.79	$23.57

WCI Reports Third Quarter 2007 Results

November 8, 2007

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
REVENUES
Homebuilding:
Homes	$151,484	$203,477	$536,840	$737,538
Lots	5,533	8,420	13,328	19,473

Total traditional	157,017	211,897	550,168	757,011
Towers	(36,788)	172,324	39,326	606,153

Total homebuilding	120,229	384,221	589,494	1,363,164

Real estate services	20,808	23,412	73,808	87,083
Amenity membership and operations	18,006	14,489	60,163	58,305
Land sales	5,337	1,401	17,934	7,517
Other	1,599	2,035	5,072	6,126

Total revenues	165,979	425,558	746,471	1,522,195

GROSS MARGIN

Homebuilding:
Homes	10,436	46,184	45,749	161,708
Lots	2,077	1,704	4,543	5,132

Total traditional	12,513	47,888	50,292	166,840
Towers	(56,646)	31,077	(72,533)	130,105

Total homebuilding	(44,133)	78,965	(22,241)	296,945

Real estate services	194	114	4,768	5,926
Amenity membership and operations	(1,438)	(4,410)	(843)	(4,546)
Land sales	4,661	1,278	10,528	4,728
Other	73	(13,380)	171	(13,336)

Total gross margin	(40,643)	62,567	(7,617)	289,717

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	52	865	(443)	814
Other income	(1,668)	(3,090)	(2,520)	(5,248)
Hurricane recoveries	—	(6,437)	(5,393)	(6,435)
Selling, general and administrative, including real estate taxes, net	46,461	44,832	143,201	148,711
Depreciation and amortization	5,392	6,122	16,624	18,710
Interest expense, net	22,365	8,693	57,000	19,103
Expenses related to early repayment of debt and related amendments	3,583	—	3,583	455

(Loss) income from continuing operations before minority interests and income taxes	(116,828)	11,582	(219,669)	113,607
Minority interests	1,666	1,525	2,488	259
Income tax (benefit) expense	(45,440)	3,119	(84,212)	42,194

(Loss) income from continuing operations	(69,722)	9,988	(132,969)	71,672
Income from discontinued operations, net of tax	—	671	866	1,904
Gain on sale of discontinued operations, net of tax	—	—	13,353	—

Net (loss) income	$(69,722)	$10,659	$(118,750)	$73,576

(LOSS) EARNINGS PER SHARE:
Basic:
From continuing operations	$(1.66)	$0.24	$(3.17)	$1.67
From discontinued operations	—	0.02	0.34	0.04

	$(1.66)	$0.26	$(2.83)	$1.71

Diluted:
From continuing operations	$(1.66)	$0.24	$(3.17)	$1.64
From discontinued operations	—	0.01	0.34	0.04

	$(1.66)	$0.25	$(2.83)	$1.68

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	42,030	41,730	41,980	42,919
Diluted	42,030	42,335	41,980	43,795
OPERATING DATA
Interest incurred	$37,608	$34,594	$107,541	$90,343
Interest included in cost of sales	$6,296	$17,099	$28,630	$50,464

WCI Reports Third Quarter 2007 Results

November 8, 2007

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(118,750)	$73,576
Asset impairment losses and land acquisition termination costs	73,004	13,293
Increase in real estate inventories	(109,289)	(383,158)
Decrease (Increase) in contracts receivable	482,341	(319,594)
Decrease in customer deposits	(139,558)	(52,365)
Decrease in restricted cash	16,772	72,518
Decrease in accounts payable and other liabilities	(103,090)	(67,024)
All other	(68,120)	57,760

Net cash provided by (used in) operating activities	33,310	(604,994)

Cash flows from investing activities:
Additions to property and equipment, net	(21,296)	(35,036)
Proceeds from sale of property and equipment	47,105	—
Other	398	(10,052)

Net cash provided by (used in) investing activities	26,207	(45,088)

Cash flows from financing activities:
Net (repayments) borrowings under debt obligations	(80,227)	698,502
All other	(13,992)	(79,550)

Net cash (used in) provided by financing activities	(94,219)	618,952

Net decrease in cash and cash equivalents	$(34,702)	$(31,130)

WCI Reports Third Quarter 2007 Results

November 8, 2007

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	286	319	1,235	1,547
Net New Orders (Units)	24	140	311	829
Net Contract Values of New Orders	$(14,270)	$120,046	$150,891	$693,249

Average Selling Price Per New Order, Gross	$706	$788	$725	$791
Traditional Homebuilding	$686	$775	$695	$733
Tower Homebuilding	$1,177	$1,100	$1,409	$1,333

Traditional Homebuilding
Homes Closed (Units)
Florida	145	219	484	950
Northeast U.S.	53	20	200	119
Mid-Atlantic U.S.	14	40	51	74

Total	212	279	735	1,143

Revenues, excluding lot revenues
Florida	$103,515	$151,470	$363,320	$584,268
Northeast U.S.	28,716	9,993	109,389	63,988
Mid-Atlantic U.S.	19,253	42,014	64,131	89,282

Total	$151,484	$203,477	$536,840	$737,538

Average Selling Price Per Home Closed
Florida	$714	$692	$751	$615
Northeast U.S.	542	500	547	538
Mid-Atlantic U.S.	1,375	1,050	1,257	1,207

Total	$715	$729	$730	$645

Gross New Orders (Units)
Florida	143	160	490	695
Northeast U.S.	37	45	148	253
Mid-Atlantic U.S.	9	14	60	55

Total	189	219	698	1,003

Cancellations (Units)
Florida	(74)	(60)	(197)	(205)
Northeast U.S.	(7)	(8)	(32)	(32)
Mid-Atlantic U.S.	(3)	(7)	(13)	(24)

Total	(84)	(75)	(242)	(261)

Net New Orders (Units)
Florida	69	100	293	490
Northeast U.S.	30	37	116	221
Mid-Atlantic U.S.	6	7	47	31

Total	105	144	456	742

Gross Contract Values of New Orders
Florida	$102,244	$128,194	$335,766	$531,079
Northeast U.S.	20,127	25,875	84,605	131,606
Mid-Atlantic U.S.	7,312	15,618	64,738	72,889

Total	$129,683	$169,687	$485,109	$735,574

Contract Values of Cancellations
Florida	$(54,452)	$(37,472)	$(162,634)	$(122,542)
Northeast U.S.	(3,758)	(3,975)	(17,184)	(15,767)
Mid-Atlantic U.S.	(6,249)	(9,472)	(17,564)	(31,939)

Total	$(64,459)	$(50,919)	$(197,382)	$(170,248)

Net Contract Values of New Orders
Florida	$47,792	$90,722	$173,132	$408,537
Northeast U.S.	16,369	21,900	67,421	115,839
Mid-Atlantic U.S.	1,063	6,146	47,174	40,950

Total	$65,224	$118,768	$287,727	$565,326

Gross Average Selling Price Per New Order
Florida	$715	$801	$685	$764
Northeast U.S.	544	575	572	520
Mid-Atlantic U.S.	812	1,116	1,079	1,325

Total	$686	$775	$695	$733

WCI Reports Third Quarter 2007 Results

November 8, 2007

Tower Homebuilding
Homes Closed (Units)
Florida	74	40	500	404

Total	74	40	500	404

Revenues
Florida	$(45,797)	$159,223	$(7,442)	$572,317
Northeast U.S.	9,009	13,101	46,768	33,836

Total	$(36,788)	$172,324	$39,326	$606,153

Gross New Orders (Units)
Florida	7	9	27	99
Northeast U.S.	1	—	4	7

Total	8	9	31	106

Defaults (Units)
Florida	(89)	(13)	(173)	(19)
Northeast U.S.	—	—	(3)	—

Total	(89)	(13)	(176)	(19)

Net New Orders (Units)
Florida	(82)	(4)	(146)	80
Northeast U.S.	1	—	1	7

Total	(81)	(4)	(145)	87

Gross Contract Values of New Orders
Florida	$8,136	$9,869	$39,004	$129,266
Northeast U.S.	1,283	29	4,668	11,994

Total	$9,419	$9,898	$43,672	$141,260

Contract Values of Defaults
Florida	$(88,913)	$(8,620)	$(178,020)	$(13,337)
Northeast U.S.	—	—	(2,488)	—

Total	$(88,913)	$(8,620)	$(180,508)	$(13,337)

Net Contract Values of New Orders
Florida	$(80,777)	$1,249	$(139,016)	$115,929
Northeast U.S.	1,283	29	2,180	11,994

Total	$(79,494)	$1,278	$(136,836)	$127,923

Gross Average Selling Price Per New Order
Florida	$1,162	$1,097	$1,445	$1,306
Northeast U.S.	1,283	—	$1,167	$1,713

Total	$1,177	$1,100	$1,409	$1,333

Towers under construction recognizing revenue during the period			11	24

	September 30,
	2007	2006
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding	$516,955	$1,407,092
Traditional Homebuilding
Backlog (Units)	591	1,296
Backlog Contract Values	$442,016	$1,022,829
Tower Homebuilding
Cumulative Units in Backlog	652	1,558
Cumulative Contract Values	$883,894	$1,834,572
Less: Cumulative Revenues Recognized	(808,955)	(1,450,309)

Backlog Contract Values	$74,939	$384,263

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

WCI Reports Third Quarter 2007 Results

November 8, 2007

WCI Communities, Inc.

Reconciliation of Gross Margin

(Dollars in thousands)

	For the three months ended September 30,		For the nine months ended September 30,

	2007	2006	2007	2006
Traditional Homebuilding
Revenue	$157,017	$211,897	$550,168	$757,011

Gross margin	12,513	47,888	50,292	166,840
Add back impairment	4,865	2,260	22,991	6,850

Gross margin excluding impairment	$17,378	$50,148	$73,283	$173,690

Gross margin % as reported	8.0%	22.6%	9.1%	22.0%
Gross margin % excluding impairment	11.1%	23.7%	13.3%	22.9%

WCI Reports Third Quarter 2007 Results

November 8, 2007

For the nine months ended 9/30/07
EBITDA Calculation
Loss from continuing operations before income taxes	$(217,181)
Add back:
Pre-tax income from discontinued operations	21,469
Interest exp, net	57,000
Capitalized interest amortized	28,630
Depreciation and amortization	15,952
Stock-based compensation expense	5,398
Asset impairment and other non-cash expenses	78,561

EBITDA	$(10,171)

Supplemental Information

Reconciliation of EBITDA to cash flows from operating activities:

EBITDA	$(10,171)
Decrease in contracts receivable	482,341
Increase in real estate inventories	(109,289)
Decrease in accounts payable and other liabilities	(103,090)
Decrease in customer deposits	(139,558)
All other	(86,923)

Net cash provided by operating activities	$33,310

(1)	Earning before interest, taxes, depreciation and amortization (EBITDA) is not generally accepted accounting principal (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flow from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from EBITDA to operating activities, the most directly comparable GAAP measure, is provided above.
(2)	In connection with the Company’s Revolving Credit Facility and Term Loan Agreement, the ratio of EBITDA to Fixed Charges is computed by dividing EBITDA, as defined in the loan agreements and generally consistent with the above amount, by Fixed Charges, which is also defined in the loan agreement and generally represents total interest incurred each period less the amount of interest that is charged on outstanding balances under the Tower Facility. The interest charged on the Tower Facility over the last four quarters has averaged about $6 million.

WCI Reports Third Quarter 2007 Results

November 8, 2007

Summary of Land Controlled

September 30, 2007

Region	Remaining Planned Units	Units in Backlog as of 9/30/07	Value in Backlog as of 9/30/07	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	1,262	185	$158.5	41	115	921	100%
Naples / Ft. Myers	4,555	100	59.2	77	85	4,293	100%
Palm Beach / Indian River	169	4	9.1	1	16	148	100%
Palm Coast / Jacksonville	24	—	—	5	19	—	100%
Perdido Key	94	—	—	—	12	82	100%
Tampa / Sarasota	4,125	134	111.4	24	109	3,858	50%
Mid-Atlantic	368	26	31.0	10	15	317	78%
Northeast	2,061	148	77.7	27	13	1,873	76%

Traditional Homebuilding Total	12,658	597	446.9	185	384	11,492	79%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	1,150	418	33.4	69	2	661	85%
Naples / Ft. Myers	1,169	14	—	—	181	974	100%
Palm Beach / Indian River	429	7	—	—	42	380	45%
Palm Coast / Jacksonville	288	22	19.9	—	23	243	100%
Perdido Key	1,507	9	—	—	82	1,416	100%
Tampa / Sarasota	825	4	—	—	32	789	81%
Mid-Atlantic	284	—	—	—	—	284	100%
Northeast	480	178	21.7	28	—	274	43%

Tower Homebuilding Total	6,132	652	74.9	97	362	5,021	86%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	2,412	603	191.9	110	117	1,582	93%
Naples / Ft. Myers	5,724	114	59.2	77	266	5,267	100%
Palm Beach / Indian River	598	11	9.1	1	58	528	61%
Palm Coast / Jacksonville	312	22	19.9	5	42	243	100%
Perdido Key	1,601	9	—	—	94	1,498	100%
Tampa / Sarasota	4,950	138	111.4	24	141	4,647	55%
Mid-Atlantic	652	26	31.0	10	15	601	88%
Northeast	2,541	326	99.4	55	13	2,147	70%

Total Homebuilding Total	18,790	1,249	521.8	282	746	16,513	81%

Remaining Planned Units

September 30, 2007

	Owned	Optioned	Total Controlled
Traditional Homebuilding	10,008	2,650	12,658
Tower Homebuilding	5,296	836	6,132

Total Homebuilding	15,304	3,486	18,790